Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

TALX Corporation:

We consent to the use of our reports dated June 3, 2005, with respect to the consolidated balance sheets of TALX Corporation and subsidiaries as of March 31, 2004 and 2005, and the related consolidated statements of earnings, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2005; management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2005; and the effectiveness of internal control over financial reporting as of March 31, 2005, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

As discussed in Note 6 to the consolidated financial statements, effective April 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”.

Our report dated June 3, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of March 31, 2005, contains an explanatory paragraph that states that the Company acquired TBT Enterprises, Incorporated and UI Advantage, Inc. (TBT Enterprises) and Net Profit, Inc. (Net Profit) during the year ended March 31, 2005. Management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of March 31, 2005, TBT Enterprises’ and Net Profit’s internal control over financial reporting associated with total revenues of $2,300,000 and $2,400,000, respectively, included in the consolidated financial statements of the Company for the periods from the respective acquisitions through March 31, 2005. TBT Enterprises and Net Profit were acquired for total consideration of $9,000,000 and $10,000,000, respectively, subject to certain contingent purchase price adjustments. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of TBT Enterprises and Net Profit.

/s/ KPMG LLP

St. Louis, Missouri

August 2, 2005